Exhibit 107
Calculation of Filing Fee Table
Form S-8
(Form Type)

INFLARX N.V.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(4)
Equity	Ordinary Shares, par value €0.12 each	Rule 457(c) and Rule 457(h)	14,865,382(1)(2)	$1.70(3)	$25,271,149.40	0.00013810	$3,489.95
Total Offering Amounts					$25,271,149.40		$3,489.95
Total Fee Offsets							N/A
Net Fee Due							$3,489.95

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) shall also cover any additional ordinary shares, par value €0.12 each (the “Ordinary Shares”) that become issuable under the InflaRx N.V. Long-Term Incentive Plan 2026 (the “Plan”) by reason of any share dividend, share split or other similar transaction.

(2)
Represents the maximum number of Ordinary Shares initially available for issuance under the Plan pursuant to Section 4(a) of the Plan and ordinary shares that may become reserved and again available for issuance pursuant to the evergreen provision of the Plan.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act on the basis of the average of the high and low prices reported for an Ordinary Share on the Nasdaq Global Select Market on July 31, 2026.

(4)	Pursuant to General Instruction E of Form S-8, a filing fee is being paid only with respect to the registration of an additional 14,865,382 Ordinary Shares under the Plan.